Exhibit 99.1

FOR IMMEDIATE RELEASE

ROADRUNNER TRANSPORTATION SYSTEMS ANNOUNCES ACQUISITION OF

R&M TRANSPORTATION AND SORTINO TRANSPORTATION

Cudahy, Wl — August 3, 2012 — Roadrunner Transportation Systems, Inc. (NYSE: RRTS), announced today that it has acquired substantially all of the operating assets and business of R&M Transportation and all of the outstanding stock of Sortino Transportation, providers of truckload services based in Omaha, Nebraska, for approximately $24.4 million, plus an earn-out capped at $5 million. R&M and Sortino transport primarily refrigerated product throughout the United States utilizing a combination of independent contractors and a fleet of company-owned trailers. Roadrunner also announced today that it has amended and expanded its credit facility to $295 million to provide enhanced liquidity and future growth capital. Under the terms of the amended credit facility, Roadrunner modified limits and terms and obtained a reduction in interest rates of approximately 100 basis points.

Mark DiBlasi, President and CEO of Roadrunner, said, “The acquisition of R&M and Sortino expands our refrigerated capacity in key lanes and broadens our customer base. In addition, R&M and Sortino’s Midwest presence enables us to more effectively cross-sell our truckload services because of their superior service and solid, long-term customer relationships. R&M and Sortino’s principal former owners and experienced management team will remain in place and are excited about the growth opportunities we collectively envision.”

“R&M’s and Sortino’s independent contractor business model and trailer capacity are an excellent complement to our existing Truckload & Logistics platform and will provide immediate growth opportunities in our refrigerated offering,” said Brian van Helden, President of Roadrunner’s Truckload & Logistics business segment.

In 2011, R&M and Sortino together generated revenues of approximately $64.5 million. R&M and Sortino are expected to be accretive to Roadrunner’s earnings in 2012.

About Roadrunner Transportation Systems, Inc.

Roadrunner Transportation Systems is a leading asset-light transportation and logistics service provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload and logistics, transportation management solutions, intermodal solutions, and domestic and international air. For more information, please visit Roadrunner’s website, www.rrts.com.

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Safe Harbor Statement

This release contains forward-looking statements that relate to future events or performance. These statements reflect our current expectations, and we do not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the integration of acquired companies, competition in the transportation industry, the impact of the current economic environment, our dependence upon purchased power, the unpredictability of and potential fluctuation in the price and availability of fuel, the effects of governmental and environmental regulations, insurance in excess of prior experience levels, and other “Risk Factors” set forth in our most recent SEC filings.

Contact

Roadrunner Transportation Systems, Inc.

Peter Armbruster,

Chief Financial Officer

414-615-1648

Vollrath Associates, Inc.

Marilyn Vollrath

414-221-0210

ir@rrts.com

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